Exhibit 10.18

CORPORATE COMPLIANCE PLAN

MedQuest Associates, Inc.

Alpharetta, Georgia

MedQuest Associates, Inc.

Corporate Compliance Plan

I.              Introduction

In February 1997, The Honorable June Gibbs Brown, Inspector General for the U.S. Department of Health and Human Services, issued an open letter to all healthcare providers.  Ms. Brown stated that the goal of all health care providers should be to promote “a high level of ethical and lawful corporate conduct.”  This goal is important because Medicare, Medicaid, and Tri-Care represent taxpayer funds that must be used wisely.  In addition, the very act of providing health care services carries with it an obligation to act in a trustworthy manner as we attempt to aid our patients and those who support them.

MedQuest Associates, Inc. (“MedQuest”) has long held these goals, and not just because of its continuing status as a health care provider.  In addition, as a diagnostic services company, we hold a special position of trust within the communities we serve and with our patients.  As a result, our mission includes operating under the highest ethical standards and, at times, the standard is higher than that required by the applicable law. There is no way to cover every potential challenge that employees will face, but a rule of thumb is to feel comfortable enough with your actions so that you can look yourself in the mirror and say “What I did was right based on the best interests of the patient and MedQuest Associates and would not embarrass me or my fellow employees”.

This does not mean that we do not attempt to be prudent in all our financial decisionmaking; after all, each of our employees expects a regular paycheck and ongoing development of our community service activities requires a great deal of capital.  However, financial considerations are not our only goal and, as such, a high level of ethical and lawful corporate conduct is important to our corporate credibility as we relate to the communities we serve.  It is imperative that we act in accordance with all laws that govern our corporate activities to avoid such things as criminal prosecution, substantial monetary fines and loss of reputation in the communities we serve.

Therefore, effective January 1, 2000, MedQuest Associates, Inc. has decided to implement a Corporate Compliance Plan.  This Plan should not be seen as a type of corporate sword ready to swiftly execute anyone who makes the smallest mistake.  While there are necessarily consequences for those who violate the Plan’s requirements, including termination and even possible criminal charges for the most severe violations, this Corporate Compliance Plan also is a guide for insuring that our conduct as a corporation is commendable.  The Plan accomplishes this goal by

•        establishing standards,

•        providing for regular employee training concerning these standards,

•        auditing for standards compliance, and

•        providing a mechanism by which any employee can contact a senior MedQuest officer to discuss interpretations of the policies in or report potential violations of the Plan.

This Handbook is an evolving document that will be updated periodically as needed.  If you have suggestions, please submit them to the Corporate Compliance Officer, Chuck Self. In addition to the Handbook, MedQuest will periodically distribute memoranda and policy statements describing maters of interest or prohibiting specific activities by all or some of MedQuest employees. When the memorandum or policy statements are distributed they will be considered a part of this Handbook.

We ask each of you to join with us to make this Plan a success.  In so doing, not only will we have accomplished compliance with the laws which govern our corporate business, but we will have made MedQuest a better organization through which to fulfill our community mission.

II.            Mission Statement

MedQuest Associates, Inc. is dedicated to:

•      Providing quality diagnostic services to all patients.

•      Providing quality diagnostic information to referring physician

•      Pursuing the latest, state-of-the-art diagnostic modalities.

•      Providing only the diagnostic services that are needed in a community.

•      Being active in community affairs.

•      Supporting indigent care to the extent it does not significantly affect any of our imaging centers.

III.           Value Statement

Quality	MedQuest Associates, Inc. is committed to quality and timely care of our patients.

Excellence	MedQuest Associates, Inc. believes in excellence in patient care through assurance of well-trained employees and searching for the latest in efficient and effective diagnostic modalities.

Integrity	MedQuest Associates, Inc. conducts its relationships with the people we serve with integrity that is based on honesty, fairness and consistency.

Respect	MedQuest Associates, Inc. treats all people we serve and with those we work, with respect, compassion and courtesy.

IV.           Policy Statements

4.1           Policy Summary.   It shall be the policy of MedQuest Associates, Inc. to comply with all federal, state, and local laws and regulations that govern the corporate activities of MedQuest.  The primary focus of this Corporate Compliance Plan is the reimbursement laws that govern the Medicare and Medicaid programs.

The most important of these laws are the Medicare fraud-and-abuse laws. Provisions of the Social Security Act prohibit, among other things, any person from offering or paying remuneration to a referral source of Medicare or Medicaid patients or for making or recommending referrals of patients. It also prohibits the submission of false claims for Medicare or Medicaid reimbursement. There are, however, a number of “safe harbors” that permit transactions that are expressly stated and do not violate the fraud and abuse limitations if the intent or actual purpose of the transaction is appropriate. Employees should never solicit or receive or offer to pay or pay, any remuneration of any type (including kickbacks, bribes, or rebates) in return for referring, or recommending the referral of, an individual to another person, physician, hospital or medical entity for services.

Violation of these laws carry severe criminal and civil penalties, including monetary fines and triple fines, federal imprisonment, and exclusion from Medicare and Medicaid Program participation.  An administrative or judicial finding that such violations occurred would have a substantially detrimental effect on MedQuest’s ability to continue its operation.  Therefore, MedQuest expects rigorous adherence to the standards established as part of this Plan.  If there are questions as to how these standards should be or have been applied, each employee shall have the affirmative duty to ask/report such questions to their supervisor, administrator, or the Corporate Compliance Officer.  A failure to make such a report will result in the imposition of one of the penalties outlined in Section 13.5.

4.2           Adherence to all Laws.       Though the federal reimbursement laws are this Plan’s primary focus, there are other laws that also require adherence.  Such laws and regulations promulgated by the Food and Drug Administration, Occupational Safety and Health Agency, and the Equal Employment Opportunity Commission, as well as other laws prescribed by the various states in which MedQuest has operations.  As such, standards, education, and follow-up may be developed in these areas as well, but our greatest concern is the compliance with the federal Medicare and Medicaid laws and regulations.

4.3           Ethical Practices.  The public has a right to expect that the business of MedQuest Associates, Inc. will be conducted ethically and competently by our management and employees. It is expected that each employee should adhere to the spirit, as well as the language of the Corporate Compliance Plan and strive for excellence in performing his/her duties. Each employee must maintain a high level of integrity in business conduct and avoid any conduct that could be reasonably expected to reflect adversely upon the integrity and business reputation of MedQuest Associates, Inc., its officers, or other employees. Furthermore, each employee should encourage other employees to do likewise.

4.4           Employee Conduct. It is expected that each employee will perform his/her duties in good faith and in a manner that s/he reasonably believes to be in the best interest of MedQuest Associates, Inc., and with the due care that a reasonably prudent person in the same position would use under similar circumstances.

Employees must avoid all illegal conduct in both personal and business matters. This includes, but is not limited to efforts to circumvent the law by devious means or questionable interpretations. No employee shall take any actions that s/he believes may be or could be in violation of any Federal or State Statute, Rule, or Regulation.

Employees must be open and honest in his/her business relationships with the owners, officers, other employees of MedQuest Associates, Inc., and its lawyers, accountants and other professionals retained by MedQuest Associates, Inc.. Failure to provide information that is known or thought to be necessary, or the provision of information that is known or thought to be inaccurate, misleading or incomplete, is unacceptable.  This unacceptable behavior will lead to disciplinary action.

4.5           Improper Payments.             No employee shall engage, either directly or indirectly, in any corrupt business practice, including bribery, kickbacks or payoffs, intended to induce, influence, or reward favorable decisions of any government personnel or representative, any customer, contractor or vendor in a commercial transaction, or any person in a position to benefit MedQuest Associates, Inc. or the employee in any way. No employee shall make or offer to make any payment or provide any other thing of value to another person with the understanding or interaction that such payment is to be used for an unlawful or improper purpose.

4.6           Business Entertainment and Gifts.    MedQuest Associates, Inc. personnel may provide ordinary and reasonable business entertainment and gifts of nominal value (i.e., sporting event or concert tickets, meals and similar gift items), provided that such entertainment and gifts do not violate the laws of the locale in which the business is transacted and are not given for the purpose of influencing the business behavior of the recipient.  Again, business entertainment is not taboo.  There are legitimate purposes for such entertainment, such as the discussion of business problems or issues, improved communications, or to improve our corporate image in the community. However, cash gifts to referring physicians or any other referral sources are absolutely prohibited.  Non-cash gifts (i.e., anything of value) to physicians or any other referral source that exceed reasonable personal entertainment or have a value exceeding $50.00 per incident or $300.00 in annual aggregate are prohibited.

4.7           Transactions Involving Any Government Employee. There is a public trust associated with transactions between the private sector and government entities and its employees. It is expected that MedQuest employees will conduct themselves to the same high standard expected of government employees. All employees must exercise care in any written or oral statement made to any government agency or other payor. MedQuest Associates, Inc. will not tolerate false statements by employees to a government agency or other payors. Deliberate misstatements to government agencies or other payors will expose the employee involved to criminal penalties and swift termination.

MedQuest Associates, Inc. employees or representatives shall take no actions that would cause a government employee to violate, to appear to violate any law or regulation, or that would be otherwise inconsistent with their ethical standards of conduct. Specifically, except as otherwise described, no employee or representative may offer or give anything of monetary value, including gifts, gratuities, favors, entertainment or loans, to an employee or representative of a government agency with which MedQuest Associates, Inc. has or is seeking to obtain contractual or other business or financial relations or that regulates any of MedQuest’s activities or operations. An employee may pay for the reasonable costs of meals of government employees and members of legislative bodies in connection with lawful lobbying efforts, if such activities are permitted by law and undertaken with the knowledge and prior approval of the appropriate administrative person.

4.8           Integrity of Financial Reporting.       It is management’s responsibility to ensure that assets and liabilities are accounted for properly in compliance with all tax and accounting reporting requirements, generally accepted accounting principles, and established accounting and financial policies, to ensure that no false or artificial records are made, and that there are no unrecorded assets or liabilities.  All items of income and expense and all assets and liabilities will be entered in the financial records; all reports submitted to governmental authorities shall be accurately made; all transactions shall be executed in accordance with management’s authorizations; and access to assets shall be permitted only in accordance with authorization from MedQuest Associates, Inc.

Any MedQuest Associates’ employee who knows or has reason to believe that a transaction is not recorded in compliance with the above requirements shall promptly report such matter to the Chief Financial Officer, Compliance Officer, and/or Administrator.

4.9           Control of Corporate Funds.              Each Center Manager must monitor the expenditures under his/her control.  To the best of the Manager’s ability, they must ensure that expenditures are made for valid business purposes, appropriately and honestly documented, made pursuant to authority in published guidelines and policy statements, and is actually received by the recipient indicated in the records.

4.10         Discounts with Payors and Providers. Discounts with payors and providers are a common practice, and are appropriate if based upon:

a.             An account being established where payment is guaranteed;

b.             Documented competitive market factors, such as pricing and discounts offered by another provider of diagnostic services (except for the routine waiver of co-payments or deductibles); or

c.             Contracted monthly volume of service requirements; however discounts should never be based on the volume or value of Medicare or Medicaid patient referrals.

V.            Policy on Patient Referrals

5.1           MedQuest does not pay for patient referrals. MedQuest Associates, Inc. does not pay anyone - employees, physicians, or other health professionals, in any form, for referral of patients.  MedQuest pays only people or entities for services provided to MedQuest or its subsidiaries.  MedQuest Associates, Inc. does not make payments or provide benefits to any physician or health professional.  All leases or contracts must be approved by MedQuest’s senior management and General Counsel.MedQuest Associates, Inc. requires physicians and health professionals to submit invoices outlining specific dates, hours, and types of services performed prior to any legitimate payment being made to them.

Physicians and health professionals who are not employees of MedQuest Associates, Inc. are free to refer patients to any person or entity they deem appropriate. Employees in a position to make referrals to physicians, health professionals or other healthcare entities must make such referrals solely based on what is best for the individual seeking diagnostic services.

5.2           No Financial Incentives to Patients.    MedQuest Associates, Inc. does not waive insurance co-payments or deductibles, especially for Medicare and Medicaid patients, or otherwise provide financial benefits to patients or physicians to encourage referrals. Under certain limited circumstances, a MedQuest facility may provide appropriate financial accommodation to patients based purely on the financial need of the individual patient.  Such accommodations must be cleared, in advance, with the Corporate Compliance Officer.

5.3           No Courtesy Discounts.     If a MedQuest Center Manager desires to provide a courtesy discount to an employee, an employee’s family member, a person affiliated with MedQuest, or a person under contract with a MedQuest facility, the same discount must be passed on to that person’s insurer or other third-party payor.  Under no circumstances may a professional courtesy discount be provided to a referring physician or other referral source.

VI.           Policy for Billing for Services Provided

6.1           Billing.     MedQuest Associates, Inc. bills only for services rendered based on a written order, properly documented,  from a licensed physician or doctor of osteopathy.  MedQuest Associates, Inc. complies with the billing requirements for government-sponsored programs and other payors.  MedQuest Associates, Inc. is committed to accurate and truthful billing to patients and/or third-party payors, and will neither misrepresent, alter, nor fabricate charges to, or on behalf of, a patient and/or third-party payor.

6.2           Waiver of Co-Payment and Deductibles.         MedQuest Associates, Inc. will not routinely waive co-payments and deductible payments, except for financial hardships.  Commercial insurers have long viewed waivers of co-payment or deductible obligations as inappropriate, and such practices are illegal under the laws of many states.  However, if there is a negotiated discount rate for MedQuest’s diagnostic services, and there is full disclosure of the waiver of the coinsurance/deductible obligation, the waiver may be acceptable.  If a Center Manager wishes to provide such waiver for a sound business reason, other than to encourage referrals, and such waiver is not part of a negotiated discount rate, then the diagnostic service should be provided at no charge to that patient or to the patient’s insurer.  The Corporate Compliance Officer should be consulted when waivers are being considered, except when those waivers are in strict conformity with written policies.

VII.         Policy on Conflicts of Interest

7.1           Policy Summary.   Conflicts of interest exist where an individual’s actions or activities, on behalf of MedQuest Associates, Inc. or otherwise, involve the obtaining of an improper personal gain or advantage, or an adverse effect upon the interest of MedQuest Associates, Inc.. In other words, employees must avoid engaging in any activity, practice or act which conflicts with the interests of MedQuest Associates, Inc., its corporate entities, or those it serves.  Employees must avoid situations that would create an actual or even an appearance of a conflict of interest, unless approved in advance, in writing by the Center Manager or Corporate Compliance Officer.  Appearances do count when it comes to conflicts of interest, because those on whom the success of MedQuest Associates, Inc. depends may judge the conduct of an employee by the appearance of the conduct.  Each employee also has a duty of loyalty to MedQuest Associates, Inc.  While it is not possible to describe all of the situations and conditions which involve a conflict of interest or violate the duty of loyalty, the following paragraphs indicate areas where conflicts of interest or violations of the duty of loyalty may arise.

7.2           Personal Benefit.  Each employee, while s/he remains an employee of MedQuest Associates, Inc., is expected to conduct MedQuest’s business to the best of their ability for the benefit and in the interests of MedQuest Associates, Inc.  No employee may become involved in any manner with competitors, contractors, customers or suppliers of MedQuest Associates, Inc. if such involvement might result in improper personal gain or the appearance of improper personal gain.  Such employee involvement may include the purchase, sale or lease of any goods or services from or to any customer or supplier of MedQuest Associates, Inc., or serving as an officer, director or in any other management or consulting capacity with a competitor, contractor, customer or supplier. An employee is not prohibited from purchasing goods or services from a customer or supplier if those goods or services are purchased on terms generally available to non-employees of MedQuest Associates, Inc.

Employees are prohibited from placing MedQuest business with any company or entity in which there is a family or close personal relationship.  Neither may an employee hire a family member or family relative or, (if the hiring decision is made by someone else within MedQuest) supervise such a person.  For purposes of this Policy, such hiring or supervision would constitute a conflict of interest, and may be waived only with the express written permission of John K. Luke, President.

7.3           Acceptance of Gifts and Entertainment.          No employee, nor any member of any employee’s family, may accept any personal gift or favor of any substantial value (including complimentary business or personal trips) from any competitor, contractor, customer or supplier, or anyone with whom the employee does business on behalf of MedQuest Associates, Inc. Acceptance of perishable gifts, other gifts of a nominal value, or reasonable personal entertainment may be ethically accepted if the gift would not be judged as conducting MedQuest’s affairs with the donor.  If the value of the gift is over $50 or there is any question regarding whether the gift meets this standard of reasonableness, the employee must either disclose the details of the gift to the Corporate Compliance Officer and seek his/her approval to accept the gift, refuse the gift, or promptly return the gift to the donor. Such disclosure (or request for approval) should be made to the Corporate Compliance Officer.

7.4           Outside Business Activities.             Employees who have been hired on a full-time or permanent basis are expected to devote their entire working time to the performance of their duties for MedQuest Associates, Inc.  All outside business or consulting activities that would divert time, interest or talents from MedQuest Associates, Inc. business must be avoided.  Employees are encouraged to engage in charitable activities; however, if such activities require that an employee spend a substantial number of work hours, then s/he should seek the prior consent of their supervisor.

7.5           Confidentiality of Business Information.         MedQuest Associates, Inc. is a competitive company and, as such, no information concerning its finances or operations is to be distributed by anyone other than MedQuest’s owners absent express permission from Executive Management.  In keeping with the Confidentiality Agreement signed upon employment, MedQuest employees may not use for their personal benefit or their family’s benefit any information about MedQuest Associates, Inc. or proprietary or non-public information acquired as a result of the employee’s relationship with MedQuest Associates, Inc.  Employees should not under any circumstances use or share “inside information” which is not otherwise available to the general public for any manner of direct or indirect personal gain on or other improper use.

Employees possessing patient or provider information must ensure that such information, in whatever form it exists, is handled in a manner so as to protect its confidentiality and against improper access or use by individuals not entitled to it.  Violation of this policy may result in personal liability to the employee for any benefit gained or any damages sustained by MedQuest as a result of improper disclosure of such information in addition to termination of such employee’s employment.

7.6           Disclosure of Possible Conflicts of Interest.   Employees must disclose possible conflicts of interest involving themselves or their immediate families’ (spouse, parents, brothers, sisters, and children) in writing to their supervisor.  The supervisor will present the information to the Corporate Compliance Officer who will investigate and report possible conflicts to the MedQuest Associates, Inc. General Counsel.  General Counsel will evaluate potential conflicts of interest and determine whether significant conflicts of interest have occurred or might occur and take the necessary steps to protect MedQuest Associates, Inc.. If an employee believes a conflict of interest exists, the employee must treat the situation as if a conflict definitely exists until the employee and other appropriate officials have resolved the potential conflict.

VIII.        Policy on MedQuest Marketing Activities

8.1           Policy Summary.   MedQuest Associates, Inc. will not make any

payments to anyone to induce the use of its services.  An employee should never make a payment which, if it were publicly disclosed, would embarrass the employee or MedQuest Associates, Inc.  To avoid the appearance of impropriety, MedQuest Associates, Inc. will not provide any payment or reimbursement for expenses incurred by any governmental or public representative or employee.  MedQuest Associates, Inc. also will not tolerate the making of such payments, and will comply with all laws regarding political contributions and the participation of employees in political campaigns. Employees should contact the Corporate Compliance Officer immediately if they have information concerning such unethical or illegal payments being requested, offered or made.

8.2           Any Advertising/Marketing Material Must Be Truthful.  MedQuest Associates, Inc. does not use advertisements or marketing programs that might cause confusion between our services and those of our competitors. MedQuest Associates, Inc. does not publicly criticize the service or business of a competitor using false or misleading representations. Specific claims about the quality of services must be supported by evidence to substantiate the claims made. All price advertising must accurately reflect the true charge for services provided.

Employees must submit all advertising and marketing materials to the Chief Operating Officer for approval before use.

IX.           Policy on Compliance with Environmental Laws.

MedQuest Associates, Inc. has a primary concern for the maintenance of the safety and well-being of its patients and employees. Supervisors are charged with the responsibility to develop and adhere to programs to eliminate, or minimize to the extent reasonably feasible, any hazards to the health and safety of employees and patients, in accordance with applicable laws and regulations.

MedQuest Associates, Inc. is committed to promoting sound corporate environmental practices that will prevent and eliminate damage to the environment, enhance human and community resources, and reduce or avoid exposure to environmental liabilities.

Employees are expected to exercise good judgement concerning environmental aspects of the use of buildings, equipment, property,

and medical products. Employees must comply with all applicable laws and apply due diligence and care to minimize the generation, discharge and disposal of medical waste or other hazardous materials. Employees who are uncertain of the correct procedures for disposing of any such material should consult their supervisor for assistance.

Any employee who detects an existing or potential condition hazardous to human health or the environment or in violation of environmental practices should report the condition immediately to their supervisor. Prompt disclosure of such events is critical to effective remedial action and to MedQuest Associates, Inc.’s effort to ensure that such events do not reoccur. Employees with responsibility for the proper handling and disposal of hazardous substances and infectious waste must ensure that contractors hired to dispose of such material do so in a proper manner.

X.            Policy on Compliance with Antitrust Laws

MedQuest Associates, Inc. was founded on and is committed to the principles of free and fair competition within the free enterprise system. The basic purpose of the antitrust laws is to protect and preserve competition from unreasonable restraints.

10.1         Relationship with Competitors.  Under federal antitrust law, certain agreements with competitors are unlawful per se; in other words, without regard to their reasonableness from a commercial or business viewpoint.  Such unlawful agreements generally involve understandings or arrangements, which affect prices or output (i.e., bid-rigging, price-fixing, and market or customer allocations).  These per se violations are punishable by severe personal and institutional criminal fines and penalties. In no event should any MedQuest Associates, Inc. employee engage in discussions, agreements, or understandings (explicit or implicit) with any competitor concerning prices, or about services, territory, or customer allocation.

In addition to the per se violations, other agreements with competitors or customers may constitute punishable crimes and result in civil damages (including triple damages) if they produce an unreasonable restraint of trade or a substantial lessening of competition.  Examples of conduct that may be anti-competitive include exclusive buying or selling arrangements. The facts of a particular course of conduct are important to an evaluation of the anti-competitive consequences of such conduct, and require expert legal guidance. MedQuest Associates, Inc. recognizes that routine communications with competitors are appropriate and reasonable in many instances, but communication with competitors about matters that could be perceived to have the effect of lessening competition should take place only after consultation with the Corporate Compliance Officer.

10.2         Obtaining Information About Competitors.    General business information about competitors is important to MedQuest Associates, Inc.’s efforts to maintain and improve its competitive position in the markets where we have diagnostic centers.  However, only legal and ethical means should be used to gather information about existing and potential competitors. Agreements to exchange such information is improper.  For example, personnel should not:

a.             Respond to any inquiry or survey from a competitor that requests information on prices, wages, marketing activity, development plans, or any other competitive information;

b.             Request from a competitor information on prices the competitor charges or pays for any goods or services; or

c.             Knowingly share with a competitor directly or through a third party information regarding pay scales, wages, salary ranges, or compensation formulas, or any other financial or operating information.

Competitive information should be collected only from generally available industry sources or from information within the public domain.  It may be appropriate in some circumstances to respond to requests for competitive information when the information is being gathered confidentially by a third party (i.e., a government entity or an industry association), and will be made available to others only in summary form so that no individual competitor is identifiable.  Such requests from governmental agencies may be routinely processed by MedQuest Associates, Inc. personnel.  Such requests from a third party should be reviewed with the Corporate Compliance Officer before any response is forwarded.

Employees should not induce, through social relationships or otherwise, present or former employees of competitors to disclose any proprietary or confidential information.  New employees should be advised against disclosing or using confidential information of their former employer; however, all employees are expected otherwise to make full use of the skills, experience and general knowledge learned in their previous employment.

XI.           Policy on Compliance with the Copyright Laws.

Photocopying and dissemination of material contained in books, newsletters and other periodicals and computer software can result in substantial corporate and personal liability for copyright infringement. However, the “fair use” doctrine potentially can justify some copying of written material and there are certain alternatives available to avoid or minimize exposure for copyright infringement.

11.1         Copyright Liability for Photocopying Newsletters and Other Periodicals. Copying periodicals, even for internal distribution, can lead to substantial corporate and personal liability for copyright infringement. Copyright law provides harsh penalties against those who infringe registered copyrights, including recovery of costs and attorney’s fees, as well as statutory damages.  Statutory damages can range up to $100,000 per infringement, if intentional copying is shown.  Individuals actively involved in copying can be personally liable, even if the copying was done solely within the scope of their employment and solely for the employer’s benefit.

11.2         The “Fair Use” Defense.     The Copyright Act does allow the “fair use” of a copyrighted work, including such use for purposes such as criticism, comment, news reporting, teaching, scholarship or research.

An important factor to consider when determining whether there has been “fair use” is the amount and substantiality of the portion used in relation to the copyrighted work as a whole. Copying an entire newsletter is qualitatively different from copying a single page. Making a hundred copies of one page to disseminate to employees or use in promotional packets is different from making one copy of an entire newsletter for personal use.

The most important factor in determining whether there has been a “fair use” is the effect of the use upon the potential market for or value of the copyrighted work. For instances, the systematic copying on a cover-to-cover basis of a newsletter arguably deprives the newsletter publisher of predictable subscription revenue.

Any questions about the availability of the “fair use” doctrine should be addressed in advance with the Corporate Compliance Officer.

11.3.        Purchasing Subscriptions or Copies.               Photocopying newsletters on a systemic and cover-to-cover basis, even for internal use, creates a high risk of ultimately losing a copyright infringement lawsuit. Rather than engaging in such wholesale copying, and if purchasing a license is not deemed appropriate, MedQuest Associates, Inc. employees should purchase an additional subscription, route existing subscriptions, and/or purchase back issues or reprints.

11.4         Computer Software.             Unless specially allowed in the license agreement form the computer software company, the policy is that employees should never copy computer software. Such copying is always infringement. There is no “fair use” doctrine with respect to copying software. Failure to observe this policy can result in serious consequences to the employee, such as termination or suit against the employee by the software company.

If the license specifically allows copying the software, the employees may do so but only after first checking with the Corporate Compliance Officer about the actual license agreement:

a.             To confirm the ability to copy the software lawfully; and

b.             To determine whether an additional license fee is due the owner because of the copying.

XII.         Appointment of Corporate Compliance Officer and Committee

12.1         Corporate Compliance Officer.           Charles H. “Chuck” Self, Jr. has accepted the responsibility as Corporate Compliance Officer.  Our Board has decided that this position and responsibility merits a dedicated, experienced and full-time individual.  All employees who are unable or unwilling to contact their supervisor or department head concerning matters of corporate compliance may call Mr. Self 24 hours a day, seven days a week at the Corporate Compliance Hotline number (1-877-272-5163) or at the Corporate Office number (1-678-992-7301), or may write him at:

Charles H. “Chuck” Self, Jr.Corporate Compliance Officer

MedQuest Associates, Inc.

4300 North Point Parkway

Alpharetta, GA 30022

12.2         Corporate Compliance Committee.    MedQuest Associates has appointed two persons to serve with Mr. Self collectively as the MedQuest Corporate Compliance Committee.  These persons shall be:

Gene Venesky, Chief Executive Officer

Nancy-Ann DeParle, Board Member

12.3         Committee Meetings.          The MedQuest Corporate Compliance Committee shall meet not less than twice nor more than four times each calendar year, unless the Corporate Compliance Officer or two Committee members deem an additional meeting necessary.  The Corporate Compliance Officer may call meetings also.  An agenda for each meeting will be developed and distributed in advance to each member where possible.  The purpose of these meetings shall be to review reports received by the Corporate Compliance Officer of possible legal/regulatory problems, to review reports generated by corporate audit activities related to this Plan, and to develop recommendation for MedQuest as the Committee deems appropriate.

12.4         Corporate Compliance Audits.          The Corporate Compliance Officer shall be responsible for assuring that internal non-financial and financial audits are performed to promote compliance with applicable laws, regulations and standards of conduct relating to non-financial and financial matters.  MedQuest’s General Counsel also will be responsible for engaging outside, independent auditors to promote compliance with applicable laws, regulations, and standards of conduct.  The reports by the outside auditors will be made to the General Counsel who will review the findings and recommended operational changes with the Corporate Compliance Committee.

XIII.        Employee-Related Activities

13.1         Background Checks.           All employees who supervise employees or are in any way involved in the billing, collection, coding, or other reimbursement functions of MedQuest shall have a background check performed by the Director of Human Resources or her designee.  Each employee will be asked to sign a release permitting this background check.  Failure to sign this release could result in the employee’s demotion or termination.

The purpose of this background check is to determine whether the employee has been convicted of a crime (except for minor traffic violations) or been involved in the use of false or misleading information.  If the Director of Human Resources finds such an incident, the Director will consult with the Corporate Compliance Officer to determine the appropriate action.  However, in no case may this employee continue in a supervisory role with MedQuest nor be involved in the reimbursement functions of the corporation.

13.2         Pre-employment Background Checks.              The Director of Human Resources will conduct a background check on all prospective employees who supervise employees or are in any way involved in the billing, collection, coding, or other reimbursement functions of MedQuest prior to extending a job offer to that individual.  The purpose of the background check and the consequences of finding incidents of criminal violations or the use of false or misleading information shall be the same as that outlined in Section 13.1.

13.3         Employee Plan and Training.             Each MedQuest employee shall be given a synopsis of this Corporate Compliance Plan and may have a copy of the entire Plan if so desired.  Employees also shall receive training from MedQuest representatives concerning the Plan’s principles, standards, and information concerning how the Plan will be implemented.  These information sessions concerning the Plan will be mandatory.  In addition, there will be annual information sessions for employees that will provide an update on federal and state laws and how these laws impact the business functions of MedQuest.

13.3.1.     During these information sessions, employees will be given the opportunity to ask questions concerning the Plan and its implementation.  Employees will be encouraged to ask questions of their supervisor or the

Corporate Compliance Officer as issues arise which may be covered by the Plan.

13.3.2.     After the information session has concluded, every employee will be required to sign a statement certifying that they have read the Plan, that they have received training concerning the Plan’s principles, standards and implementation, and that they will question or report any suspected violations of the Plan.

13.3.3.     New employees will receive a copy of the Corporate Compliance Plan and will receive instruction concerning the Plan’s standards, principles, and methods of implementation within thirty days of beginning employment with MedQuest or one of its subsidiaries.  After attending this information session, the new employee will sign a statement as described in Section 13.3.2.

13.3.4.     The Corporate Compliance Officer shall certify to the Corporate Compliance Committee that, at least annually, every employee involved in an activity related to the Corporate Compliance Plan has received annual training concerning updated corporate compliance issues and will certify in writing that s/he has reviewed and understands the Corporate Compliance Plan.  The Corporate Compliance Officer shall have the responsibility to maintain the documentation that supports this certification.

13.4         Affirmative Obligation to Report. After signing the certifying statements described in Sections 13.3.2 and 13.3.3, every employee shall have the affirmative responsibility and duty to report any violation or suspected violation of this Corporate Compliance Plan that the employee observes relative to the actions of another employee, or a supplier, vendor, or agent of MedQuest.  The failure of any employee to report a violation or suspected violation shall itself be a violation of this Corporate Compliance Plan.

13.4.1.     Employees wishing to ask about or report a potential violation of the Corporate Compliance Plan should follow these three steps:

a.             Discuss the issue(s) with your Supervisor. Your immediate supervisor knows you and the issues in your workplace better than anyone else. Give your supervisor a chance to solve the problems. Supervisors have access to a variety of resources to address a problem.

b.             Discuss the issue(s) with the Administrator if you feel that your concern did not receive appropriate attention.

c.             If still believe your problem is not receiving adequate attention, call the Corporate Compliance Officer at the number listed in Section 12.1 at any time 24-hours a day.

13.4.2.     The confidentiality of the employee reporting a suspected incident will be protected.  The reporting employee’s identity shall not be revealed to the person suspected of the Corporate Compliance Plan violation.  Under no circumstances will the reporting employee be subject to any punishment or retribution for making a report of a suspected violation of the Corporate Compliance Plan when that report is made in good faith.

13.4.3.     MedQuest managers who are told of a potential violation of this Corporate Compliance Plan, and fail to transmit that report to the Corporate Compliance Officer, shall be in violation of this Plan and subject to the discipline outlined below.

13.5         Violation of this Corporate Compliance Plan shall result in discipline.  That discipline may range from an

•              oral warning

•              written warning

•              probation

•              suspension

•              termination

13.5.1      There shall be no requirement that the discipline be progressive.  The Corporate Compliance Officer shall be empowered to determine the appropriate discipline for an identified violation, but may choose to consult with the employee’s supervisor and Corporate Compliance Committee as appropriate. Willful violations of the Corporate Compliance Plan will result in termination.

13.5.2      The appropriate discipline shall be based on the severity of the Corporate Compliance Plan violation, the employee’s work record to date, and the employee’s previous disciplinary record.  If, after having been notified of the discipline to be imposed, the affected employee believes that no Plan violation occurred or the proposed discipline is unjust, that employee may use the Complaint Resolution Procedure for review of the matter.

XIV.        Handling of Corporate Compliance Reports

14.1         Forwarding Corporate Compliance Reports.   All corporate compliance reports shall be forwarded to the Corporate Compliance Officer.  The Corporate Compliance Officer shall maintain a log which shows the date the report was received, the name of the individual making the report, a summary of the report’s substance, a summary of the Corporate Compliance Officer’s findings, and a statement concerning the disposition of the report including whether any action was taken. This log shall be maintained in a safe and secure place. This log and related documentation shall be maintained according to the MedQuest document retention policy, but in no case shall these materials be disposed of in less than five years from the date of a Report’s disposition.

14.2.        Handling Corporate Compliance Reports.       Upon receipt of a corporate compliance report, the Corporate Compliance Officer will make an initial determination of whether there a potential violation of the Corporate Compliance Plan may have occurred.  The Corporate Compliance Officer may involve General Counsel and other persons within or outside MedQuest in making this determination.

14.2.1.     If the Corporate Compliance Officer determines that it is unlikely that a violation of the Plan has occurred, the Corporate Compliance Officer shall report this to the person making the report (unless the report was anonymous) along with an explanation of why no violation exists.

14.2.2.     If the Corporate Compliance Officer determines that it is possible that a violation of the Plan has occurred, the Corporate Compliance Officer or his designee shall refer the matter to General Counsel to conduct the necessary investigation to determine whether a violation has occurred. The report and all materials and information gathered as part of this investigation shall become the property of General Counsel. The General Counsel and the Corporate Compliance Officer may involve persons within or outside MedQuest as they deem appropriate.

14.2.3.     If an investigation is begun and General Counsel believes the integrity of the investigation may be compromised because of the presence of employees under investigation, those individuals shall be removed from their current work activity until the investigation is complete.

14.2.4.     If an investigation is begun, the Corporate Compliance Officer shall take appropriate steps to secure or prevent the destruction of documents or other evidence relevant to the investigation.

14.2.5.     Records of the investigation shall contain documentation of the alleged violation, a description of the investigative process, copies of interview notes and key documents, a log of the witnesses interviewed, the documents reviewed, and the results of the investigation.

14.3.        Discipline Determination.   After completing their investigation, if there is sufficient certainty that a violation of the Corporate Compliance Plan occurred, the Corporate Compliance Officer shall determine what discipline is to be imposed based on the criteria described in Section 13.6.2.

14.4         Corrective Action Plans.     If a violation is found to exist, the Corporate Compliance Officer shall be responsible for the development of a Corrective Action Plan in an effort to prevent a violation of this nature from occurring in the future. Corrective Action Plans will be designed to address not only the specific issue, but also to prevent similar problems in other areas or departments. Corrective Action Plans my require that billing be handled in a designated way, that training take place, and that restrictions may be imposed on particular staff.  If it appears that certain individuals continue to exhibit a propensity to engage in practices that raise compliance concerns, additional disciplinary actions, including termination, may be taken.  These Corrective Action Plans may:

•              Be included as an element of the overall Compliance Plan.

•              Be included as a revision/update of the Corporate Compliance Handbook.

•              Become a part of the training received by new and/or existing employees.

14.5.        Consulting with Counsel.   If the Corporate Compliance Officer determines that a violation of the Corporate Compliance Plan has occurred and is sufficiently severe that termination of one or more employees may be warranted, General Counsel shall be consulted prior to the imposition of the termination.

XV.         Policy for Relating to Non-MedQuest Investigators

15.1         Policy Summary.   It shall be the policy of MedQuest Associates, Inc.

15.1.1      to provide full cooperation to properly authorized investigators, whether these investigators represent the federal or state governments or third-party payors, but to assert all protections afforded the Company by law in any such investigation or audit;

15.1.2      refer all non-Company investigators and any requests for information from such investigators to the Corporate Compliance Officer or General Counsel so that their identity and authorization may be verified and a coordinated response to the investigator’s request can be organized;

15.1.3.     to provide every employee of MedQuest Associates with an attorney to accompany them and assist them in any interviews conducted by a non-Company investigator.

15.2         Background on Non-Company Investigations. Governmental investigators have become increasingly aggressive.  Some federal agency heads have promised Congress that they would collect $23.00 in fines and settlements for every $1.00 appropriated for enforcement activities.  We also know from FBI training materials obtained through the Freedom of Information Act that investigators do not “play fair.”  Some government agents have been shown to use half-truths and intimidation to force information from individuals they have targeted for questioning.

The problem is worsened by the fact that, outside senior management, most employees don’t have the full picture of an organization’s activities. As a result, it often takes tens of thousands of dollars and countless wasted man-hours educating these investigators who start off with a poor understanding of the full story.

MedQuest Associates accepts Medicare and Medicaid patients.  Our acceptance of tax dollars in return for medical services to the elderly and poor requires us to be truthful and above-board in all that we say and do.  Government investigators are not bound to those same principles.  This policy will aid you in dealing with investigators who may approach you at home or at work.

15.3         Purpose of the Policy on Relating to Non-Company Investigators.

The purpose of this Policy is to provide direction to all employees about how they should deal with all investigators outside the Company.  This policy will inform employees about their rights if an investigator contacts them.  Such contacts naturally are anxiety-producing, but if our employees understand their rights in such situations, it will help them to be more at ease.

This policy is not intended as a means to cover-up anything.  MedQuest has implemented a Corporate Compliance Program that requires our employees to report anything that is or might seem to be improper.  As a result of this Program, we expect that there is nothing an employee would say to an investigator that hasn’t already been reported through the Corporate Compliance Program and appropriately handled.

The purpose of this Policy also is to provide for a coordinated response by MedQuest.  Investigators generally know little more than what they are told, so it is important that they hear from those persons within the Company who know the whole story.  It also is important for the Company to provide these investigators with documents that verify the actions we have taken and the reason behind those actions.  MedQuest employs several law firms that specialize in various aspects of our activities to assist us in assuring that our activities meet the necessary legal standards.  However, our efforts to demonstrate our legal compliance will be greatly hindered if everyone does not work together to provide the necessary information to those inquiring about our Company.

15.4         Request for Interview

When the investigator arrives, every employee should be polite.  The Center Manager should obtain the following information:

(a)           the investigator’s name, agency affiliation, address, and business telephone number;

(b)           the reason for the visit;

(c)           if the investigator has a subpoena or warrant to serve (request a copy);

15.4.1      No MedQuest employee is obligated to consent to the interview, although the investigator may try to convince them otherwise.  A MedQuest employee may agree to the interview, but may require the interview be conducted during normal business hours and at MedQuest offices or another location.

15.4.2        The interview may be stopped at any time.  The employee can request that the investigator return when counsel can be present.  Counsel should be present for every interview when at all possible.  MedQuest will be represented by its corporate counsel, and MedQuest corporate counsel will assist any employee, if the employee requests.  However, if a legal conflict-of-interest arises, employees will be advised that they have the right to their own legal counsel.

15.4.3      If an employee chooses not to respond to the investigator’s questions, the investigator may have the authority to subpoena the employee to appear before a grand jury.

15.4.4      Any MedQuest employee contacted by an investigator should immediately notify his or her supervisor.  The employee should provide their supervisor with as much information and documentation about the investigation as is known.  The request for an interview should be immediately reported to the Corporate Compliance Officer or to the General Counsel.

15.5.        Search of MedQuest Property

If the investigators present a search warrant, they have authority to enter MedQuest offices, search for evidence of criminal activity, and seize those documents listed in the warrant.  No staff member has to speak to the investigators, but must provide the documents requested in the warrant and should in no way impede or obstruct the investigator(s)’ activities.

15.5.1      The Center Manager should request copies of the warrant and the affidavit supporting the warrant. When documents are seized, the investigators are required to provide a copy of the warrant.

15.5.2      The Center Manager should request the investigator to wait until the President, Corporate Compliance Officer (800-849-3713) or General Counsel arrives.

15.5.3      If the General Counsel or Chief Compliance Officer is unavailable, the Center Manager or other corporate officer may contact the appropriate prosecutor immediately and request that the search be stopped.  It is possible to negotiate alternatives to the search and seizure, including provisions to ensure that all existing evidence will be preserved undisturbed.  If the prosecutor refuses to stop the search, request agreement to delay the search to enable MedQuest to obtain a hearing on the warrant.

15.5.4      MedQuest employees must not alter, remove, or destroy MedQuest documents or records, except in accordance with the MedQuest policy on document retention.  Once an investigation has begun, the destruction of any documents that would have destroyed in the normal course of business must be suspended.

15.5.5      All MedQuest employees should request an opportunity to consult with MedQuest’s General Counsel before the search commences.  Provide counsel with a copy of the warrant immediately.  If General Counsel can be reached by telephone, put General Counsel directly in touch with the lead investigator.

15.5.6      Cooperate with the investigators, but do not consent to the search.

(a)   The Center Manager should instruct the lead investigator that:

(1)      MedQuest objects to the search;

(2)      The search is unjustified because MedQuest is willing to voluntarily cooperate with the government; and

(3)      The search will violate the rights of MedQuest and its employees.

(b)   Under no circumstances should MedQuest employees obstruct or interfere with the search.  Although they should cooperate, all employees should clearly state that their cooperation does not constitute consent to the search.

(c)   Whenever possible, keep track of all documents and what information the documents contain given to the investigators.

15.5.7      The Center Manager should attempt to negotiate an acceptable methodology with the investigators to minimize disruptions and keep track of the process.  Considerations include the sequence of the search; whether investigators are willing to accept copies in place of originals; and if so, who will make the copies and how; whether MedQuest will be permitted to make its own set of copies; and arrangements for access to records seized.

15.5.8      The Center Manager should point out limitations on the premises to be searched and on the property to be seized.

(a)           Never consent to an expansion of the search.

(b)           Disputes regarding the scope of the search must be brought to the attention of the prosecutor or the court to be settled.  MedQuest staff should not prevent the investigators from searching areas they claim to have the right to search.

(c)           Investigators generally have the right to seize evidence of crimes that is in their “plain view” during a search regardless of whether such evidence is described in the warrant.

15.5.9                      The Center Manager should take appropriate steps to protect other MedQuest employees.

(a)           The Center Manager should send all non-essential personnel home, or temporarily reassign them to other areas when a warrant is served.

(b)           Selected employees should remain along with the Center Manager or MedQuest counsel to monitor the search.

(c)           Investigators should never be left alone on MedQuest premises, and no employee should be left alone with the investigators.

15.5.10                    Object to any search of privileged documents.

(a)           If there is any possibility that the search will compromise information that is marked as “Attorney-Client Privilege” or should be protected under patient privacy laws, MedQuest should object on that basis, and raise the issue with the court if necessary.

(b)           Negotiate a methodology to protect the confidentiality of any privileged or protected information pending a resolution of these objections. For example, segregate the privileged documents from other files and investigators will not read the documents until the court had made a decision or the investigators will seize the document, but place them unread in sealed envelopes until the matter is resolved.

15.5.11                    The Center Manager should keep a record regarding the search.

(a)           Ask each investigator for proper identification, including their business cards.

(b)           List the names and positions of all the investigators with the date and time.  Verify the list with the lead agent and request he or she sign it.

(c)           Monitor and record the manner in which the search is conducted.  Note in detail the precise areas and files searched, the time periods when each of them was searched, the manner in which the search was conducted, the agents who participated, and which files were seized.

(d)         Several individuals will be probably be needed to monitor the different areas being searched simultaneously.

(e)           If the monitor is ordered to leave, contact the lead investigator.  A person should only be ordered to move if they are in the way, not to avoid being observed.  Never provoke a confrontation with an agent.

15.5.12	If possible, do not release a document to the investigators unless the General Counsel has reviewed it. Note: this is not possible if the agents have a search warrant.

15.5.13                    If possible, the Center Manager should make a record and a copy of all records seized.

(a)           If this is not possible, before the agents leave MedQuest premises, request an inventory of the documents seized.

(b)           Request the lead agent to note the date and time the search was completed as well as sign the inventory with the agent’s full title, address, and telephone number.

(c)           Copies of the seized documents should be requested as well, especially medical records, as this is the most efficient way to inventory the documents seized.

(d)           Download copies of files from hard drives of computers, and copy diskettes, especially if the material is essential to the ongoing operations of MedQuest.